Exhibit 99.1

Sino Payments Signs Processing agreement with PowerE2E China

April 29, 2009 (Hong Kong) – Sino Payments, Inc. (OTCBB: SNPY) has signed a contract with PowerE2E to provide credit and debit card processing services in China.  The agreement is for card processing services for PowerE2E’s clients as well as directly for PowerE2E transactions.  The first project is for an ecommerce client site and PowerE2E and Sino Payments are working on additional joint business development opportunities to provide service to PowerE2E’s existing customer base.

The SinoPay GPP system is being deployed on site at PowerE2E’s Headquarter location in Shanghai.

Matthew Mecke, Chairman & CEO of Sino Payments stated “We are really excited about installing the SinoPay GPP system at PowerE2E and getting integrated to provide processing for the initial PowerE2E client as is provided for in this agreement.  We are looking forward to a long and very fruitful relationship with PowerE2E both in China and elsewhere throughout the Asia region.”

Lim Tai Thong, CEO of PowerE2E added “Through Sinopay we now offer our clients a cost-effective payment-gateway which crucial in the Asia retail-industry as it is under constant pressure to improve their cost-structure”.

About Sino Payments, Inc.

Sino Payments is a Nevada incorporated US Company with offices in Hong Kong.  Sino Payments proprietary IP transaction processing system (SinoPay GPP) was designed to convert transaction processing systems from old type dial up point of sale systems connected to sophisticated check out terminals to a modern seamless IP transaction process, thereby reducing credit and debit card transaction processing times by half at checkout.  Sino Payments focuses on providing IP credit and debit card processing services to large retail chains in China and throughout Asia including supermarket chains and large regional multinational retailers.

About PowerE2E (www.powere2e.com)

Established as the leading Retail Merchant eServices Company in China, PowerE2E helps companies in the retail sector (be they retailer or manufacturer) to apply Supply Chain Collaboration best practices.  Through strategies built on best of breed technologies and ecommerce expertise, PowerE2E delivers effective B2B and B2C ecommerce by designing, developing, and operating services that reduce cost and improve transparency for their customers.

To date, PowerE2E has served over 15,000 companies on its’ platform.  The company has been operational since September 1999 and now has over 90 employees in Shanghai and their South-east Asian offices.  Its’ shareholders include FMO and private investors.

PowerE2E customers include Tesco, Carrefour, E-Mart and Shoe-Mart Group, as well as Coca-Cola, Proctor & Gamble, Unilever, Nestle and other major FMCG-companies.

Contacts:

Sino Payments, Inc.

Matthew Mecke
Chairman & CEO
ir@sinopayments.com

Investor Relations

Mr. Kubus
info@target-ir.com
T: 1-760-707-9892

FORWARD-LOOKING-STATEMENT:

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Sino Payments, Inc. results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Sino Payments, Inc. undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.